Exhibit 10. (c)

EXECUTION COPY

COINSURANCE AGREEMENT

between the

AETNA LIFE INSURANCE AND ANNUITY COMPANY

(referred to as the Company)

and

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

(referred to as the Reinsurer)

Dated as of October 1, 1998

INDEX OF SCHEDULES

Schedule 1.1 (A)	Policy Forms
Schedule 1.1 (B)	Separate Account Assets
Schedule 1.1 (C)	Separate Accounts
Schedule 1.1 (D)	Third-Party Reinsurance

INDEX OF EXHIBITS

Exhibit A	Recapture Fee Formula
Exhibit B	Form of Security Trust Agreement
Exhibit C	Closing Date Liabilities Methodology
Exhibit D	Calculation of Reinsurance Trust Required Balance

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS	1
1.1	Definitions	1

ARTICLE II

BASIS OF COINSURANCE AND BUSINESS COINSURED	12
2.1.	Coinsurance	12
2.2	Reinsurer Extra Contractual Obligations	12
2.3	Reinstatements, Conversions and Exchanges	12
2.4	Certain Policy Elements	12
2.5	Reserves	13
2.6	Separate Accounts Reserves	13
2.7	Policy Changes or Reductions	14

ARTICLE III
ACCOUNTINGS AND TRANSFER OF ASSETS	14
3.1.	Ceding Commission	14
3.2	Transfer of Assets	14
3.3	Post-Closing Adjustments	15
3.4	Interim Monthly Accountings	15
3.5	Monthly Accountings	15
3.6	Monthly Payments	16
3.7	Delayed Payments	16
3.8	Offset Rights	16
3.9	Third-Party Reinsurance	16
3.10	Premium Taxes and Assessments	16

ARTICLE IV

POLICY ADMINISTRATION	17
4.1	Interim Servicing	17
4.2	Transfer of Servicing Obligations	17
4.3	Regulatory Matters	18
4.4	Policy Changes	18

ARTICLE V

OVERSIGHTS	18
5.1.	Oversights	18

ARTICLE VI

CONDITIONS PRECEDENT	18
6.1	Conditions Precedent	18

ARTICLE VII

DUTY OF COOPERATION	18
7.1	Cooperation	18

ARTICLE VIII

DAC TAX	18
8.1	Election	18

ARTICLE IX

INDEMNIFICATION AND RECAPTURE	20
9.1	Reinsurer's Obligation to Indemnify	20
9.2	Company's Obligation to Indemnify	21
9.3	Certain Definitions and Procedures	21
9.4	Security Trust Account and Recapture Rights	21

ARTICLE X

DISPUTE RESOLUTION	28
10.1	Other Disputes over Calculations	28

ARTICLE XI

INSOLVENCY	29
11.1	Insolvency Clause	29

ARTICLE XII

DURATION	29
12.1	Duration	29
12.2	Reinsurer's Liability	30
12.3	Survival	30

ARTICLE XIII

MISCELLANEOUS	31
13.1	Notices	31
13.2	Confidentiality	31
13.3	Entire Agreement	31
13.4	Waivers and Amendments	31
13.5	No Third Party Beneficiaries	32
13.6	Assignments	32
13.7	Governing Law	32
13.8	Counterparts	32
13.9	Severability	32
13.10	Schedules Exhibits and Paragraph Headings	32
13.11	Expenses	32
13.12	No Prejudice	32

COINSURANCE AGREEMENT

THIS COINSURANCE AGREEMENT (the "Agreement") made by and between Aetna Life Insurance and Annuity Company, a Connecticut domiciled stock life insurance company (the "Company") and The Lincoln National Life Insurance Company, an Indiana domiciled stock life insurance company (the "Reinsurer").

WHEREAS, the Company has issued or reinsured from other insurance companies, including Aetna Life Insurance Company, a Connecticut domiciled stock life insurance company ("ALIC"), certain Policies (as defined below);

WHEREAS, the Company, ALIC, the Reinsurer, and Lincoln Life & Annuity Company of New York, a stock life insurance company organized under the laws of the State of New York ("LLANY"), have entered into a Second Amended and Restated Asset Purchase Agreement, dated as of May 21, 1998 (the "Asset Purchase Agreement"), pursuant to which the Company has agreed to cede and transfer to the Reinsurer certain liabilities arising under the Policies (as defined below) and the Post-Closing Policies (as defined below) for the consideration specified herein and the Reinsurer has agreed to reinsure such liabilities on the terms and conditions set forth herein; and

WHEREAS, the Company desires that the Reinsurer perform certain administrative functions on behalf of the Company with respect to the Policies, and the Company, ALIC and Reinsurer have entered into an Administrative Services Agreement of even date herewith (the "Administrative Services Agreement") pursuant to which the Reinsurer shall provide such administrative services.

NOW, THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Reinsurer agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The following terms shall have the respective meanings set forth below throughout this Agreement:

"Accounting" means an Interim Monthly Accounting or a Monthly Accounting, as applicable.

"Administrative Services Agreement" means the Administrative Services Agreement by and between the Company, ALIC and the Reinsurer of even date herewith.

"Affiliate" means, with respect to any Person, at the time in question, any other Person Controlling, Controlled by or under common Control with such Person. "Control" (including the terms "Controlling," "Controlled by" and "under common Control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, the holding of policyholders' proxies by contract other than a commercial contract for goods or non-management services, or otherwise, unless the power is the result of an official position with or corporate office held by the Person. Except as provided otherwise in this Agreement, control is presumed to exist if any Person, directly or indirectly, owns, controls, holds with the power to vote, or holds shareholders' proxies representing 25% or more of the voting securities of any other Person, or holds or controls sufficient policyholders' proxies, or is entitled by contract or otherwise, to nominate, appoint or to elect the majority of the board of directors or comparable governing body of any other Person.

"ALIAC" means Aetna Life Insurance and Annuity Company, a stock life Insurance company organized under the laws of the State of Connecticut.

"ALIC" means Aetna Life Insurance Company, a stock life Insurance company organized under the laws of the State of Connecticut.

"Ancillary Agreements" means the various agreements collectively defined as "Ancillary Agreements" in the Asset Purchase Agreement.

"Annual Statement" means the Company's convention form statutory annual statement, together with all required schedules and supplements thereto, as filed with the Insurance Department of the State of Connecticut.

"Applicable Law" means any domestic or foreign federal, state or local statute, law, ordinance or code, or any written rules, regulations or administrative interpretations issued by any Governmental Authority pursuant to any of the foregoing, and any order, writ, injunction, directive, judgment or decree of a court of competent jurisdiction applicable to the parties hereto.

"Assets Purchase Agreement" means the Second Amended and Restated Asset Purchase Agreement by and among the Company, ALIC, the Reinsurer and LLANY, dated as of May 21, 1998.

"Books and Records" means the originals or copies of all customer lists, policy information, policy forms and rating plans, disclosure and other documents and filings, including statutory filings, required under all Applicable Laws, administrative records, reinsurance records, claim records, sales records, underwriting records, financial records, Tax records and compliance records in the possession or control of the Company and relating principally to the operation of the Business including, without limitation, any database, magnetic or optical media (to the extent not subject to licensing restrictions) and any other form of recorded, computer generated or stored information or process, but excluding: (a) the Company's original certificate of incorporation, bylaws, corporate seal, licenses to do business, minute books and other corporate records relating to corporate organization and capitalization; (b) original Tax and corporate accounting records relating to the Business; (c) any original books and records relating to the Retained Liabilities; (d) any records that are subject to attorney-client privilege; and (e) the Retained Contracts and any records relating thereto.

"Business" means marketing, issuing and administering the Policies in the United States and the other business activities reasonably related thereto, in each case as currently conducted by the Company or, where so specified herein, as to be conducted by the Reinsurer following the Closing Date.

"Business Day" means any day other than a Saturday, Sunday, a day on which banking institutions in the State of Connecticut are permitted or obligated by Applicable Law to be closed or a day on which the New York Stock Exchange is closed for trading.

"Ceding Commission" means the aggregate ceding allowance payable by the Reinsurer to the Company in connection with the reinsurance of the Policies hereunder.

"Closing" means the closing of the transactions contemplated by this Agreement.

"Closing Balance Sheet" means the pro forma balance sheet of the Business as of the last day of the second month preceding the month in which the Closing shall occur, which shall be prepared and delivered by the Company to the Reinsurer not later than the fifth day prior to the Closing Date in accordance with Article II of the Asset Purchase Agreement.

"Closing Date" means the date on which the Closing occurs.

"Closing Date Liabilities" means, as of any date, the General Account Reserves and other statutory liabilities relating to the Business, which shall be (a) estimated and reflected in the Closing Balance Sheet as of the last day of the second month preceding the month in which the Closing shall occur; and (b) subsequently adjusted and reflected in the Revised Closing Balance Sheet and Final

Closing Balance Sheet as of 11:59 p.m. Eastern Time on the last day of the month immediately preceding the month in which the Closing Date falls. The Closing Date Liabilities shall be determined and reported in accordance with the methodology set forth on Exhibit C.

"Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

"Commissions" mean all commissions, expense allowances, benefit credits and other fees and compensation payable to Producers.

"Connecticut SAP" means the statutory accounting principles and practices prescribed or permitted by the Insurance Department of the State of Connecticut.

"Contract Date" means May 21, 1998.

"Distribution Agreements" mean the agreements between the Company, on one hand, and Producers, on the other, with respect to the Policies as of April 13, 1998.

"Effective Date" means 12:01 a.m. Eastern Time on October 1, 1998.

"Election Notice" means a notice given by the Company to the Reinsurer with respect to the exercise of recapture of Security Trust remedies pursuant to Section 9.4 hereof.

"Event of Default" means any event described in Section 9.4 hereof which gives rise to Recapture Rights or other remedy.

"Extra Contractual Obligations" means all liabilities or obligations arising under the Policies and Post-Closing Policies, exclusive of liabilities or obligations arising under the express terms and conditions of the Policies and Post-Closing Policies and the other Liabilities, but including, without limitation, any liability for fines, penalties, forfeitures, punitive, special, exemplary or other form of extra-contractual damages, which liabilities or obligations arise from any act, error or omission, whether or not intentional, negligent, in bad faith or otherwise relating to: (a) the marketing, sale, underwriting, production, issuance, cancellation or administration of the Policies or Post-Closing Policies (b) the investigation, defense, trial, settlement or handling of claims, benefits, or payments under the Policies or Post-Closing Policies; or (c) the failure to pay, the delay in payment, or errors in calculating or administering the payment of benefits, claims or any other amounts due or alleged to be due under or in connection with the Policies or Post-Closing Policies.

"Final Closing Balance Sheet" means the final pro forma balance sheet of the Business as of the Closing Date prepared in accordance with Article II of the Asset Purchase Agreement.

"GAAP" means United States generally accepted accounting principles as in effect from time to time.

"General Account Reserves" means the general account statutory reserves of the Company before reduction for accrued for expense allowances recognized in Separate Account Reserves (without regard to the transactions contemplated by this Agreement) with respect to the Policies or Post-Closing Policies, as applicable, determined in accordance with Connecticut SAP.

"Governmental Authority" means any court, administrative or regulatory agency or commission, or other federal, state or local governmental authority or instrumentality or the National Association of Securities Dealers or national securities exchanges having jurisdiction over any party hereto.

"Interim Monthly Accounting" shall mean a monthly accounting prepared in accordance with Connecticut SAP and delivered by the Company to the Reinsurer in accordance with the provisions of Section 3.4 hereof.

"Liabilities" means all gross liabilities and obligations arising out of or relating to the Policies and Post-Closing Policies, other than the Retained Liabilities and Extra Contractual Obligations. The Liabilities shall include, without limitation: (a) the General Account Reserves; (b) all liabilities for incurred but not reported claims, benefits, interest on death claims or other payments arising under or relating to the Policies and Post-Closing Policies, whether or not (i) included within the General Account Reserves, or (ii) incurred before or after the Effective Date; (c) all liabilities arising out of any changes to the terms and conditions of the Policies and Post-Closing Policies mandated by Applicable Law whether or not incurred before or after the Effective Date; (d) premium Taxes due in respect of Premiums paid on or after the Effective Date (without giving effect to any credits due to the Company for any guaranty fund assessments paid by the Company prior to Closing), and all other Tax liabilities arising out of or relating to the Business or Post-Closing Policies for periods commencing on or after the Effective Date (except for income Taxes imposed on the Company under Subtitle A of the Code); (e) assessments and similar charges in connection with participation by the Company or Reinsurer, whether voluntary or involuntary, in any guaranty association established or governed by any state or other jurisdiction, arising on account of direct Premiums paid on or after the Effective Date; (f) Commissions payable with respect to the Policies and Post-Closing Policies to or for the benefit of the Producers who marketed or produced the Policies, in any case payable on or after the Effective Date; (g) any liability arising under the Transferred Contracts; (h) premiums, payments, fees or other consideration or amounts due on or after the Effective Date under any Third Party Reinsurance Agreements which are included with the Transferred Contracts; (i) all liabilities for amounts payable on or after the Effective Date for returns or refunds of Premiums, (j) all liabilities which relate to (i) amounts transferred from the Separate Accounts to the Company's general accounts pending distribution to owners of the Variable Policies; and (ii) amounts held in the Company's general account pending transfer to the Separate Accounts; (iii) any insurance liabilities or obligations arising under the Variable Policies (including any Variable Policies included within the Post-Closing Policies) that are not payable out of the assets of the Company's Separate Account; and (k) all unclaimed property liabilities arising under or relating to the Policies and Post-Closing Policies.

"LIBOR" means a rate per annum equal to the three month London Interbank Offered Rate as published in The Wall Street Journal, Eastern Edition, in effect on the Closing Date.

"LLNY" means Lincoln Life & Annuity Company of New York, a stock life insurance company organized under the laws of the State of New York.

"Market Value" means the market value of the assets held in a Security Trust, determined pursuant to Section 4.01 of the Security Trust Agreement.

"Modified Coinsurance Agreement" means the Modified Coinsurance Agreement between the Company and Reinsurer in the form of Exhibit P to the Asset Purchase Agreement.

"Monthly Accounting" shall mean a monthly accounting prepared in accordance with Connecticut SAP and delivered by the Reinsurer to the Company in accordance with the provisions of Section 3.5 hereof.

"NAIC" means the National Association of Insurance Commissioners.

"Non-Guaranteed Elements" mean cost of insurance charges, loads and expense charges, credited interest rates, mortality and expense charges, administrative expense risk charges, variable premium rates and variable paid-up amounts, as applicable, under the Policies and Post-Closing Policies.

"Other Assets" mean the specific assets of the Company listed in Schedule 1.1 (A) to the Asset Purchase Agreement and such other fixed assets as may be mutually agreed among the parties.

"Person" means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, governmental, judicial or regulatory body, business unit, division or other entity.

"Policies" mean all of the Company's individual universal life, individual corporate owned life, individual traditional life, sponsored life and individual participating life insurance policies and participating annuities, together with all related binders, slips and certificates (including applications therefor and all supplements, endorsements, riders and agreements in connection therewith) which have been issued or reinsured by the Company in connection with the Business (in accordance with, and as determined by reference to, the Company's historical practices), which policies shall include, but not be limited to (a) all policies issued on the policy forms included in the list of base codes set forth on Schedule 1.1 (A) and which: (i) are effected, bound or issued on or prior to the Effective Date; and (ii) are in force as of the Effective Date; or (iii) are subject to being renewed or reinstated in accordance with their terms on the Effective Date; and (b) all individual life policies which are required to be issued by the Company prior to or after the Effective Date following the exercise of conversion rights in accordance with the terms of the individual life policies coinsured by the Reinsurer under this Agreement; provided, however, that Policies shall not include any policies that are coinsured or administered by LLANY pursuant to the applicable Ancillary Agreements.

"Policyholders" means policyholders, insureds and assignees under the Policies and Post-Closing Policies.

"Post-Closing Policies" means the policies issued by ALIAC after the Effective Date pursuant to Article V of the Asset Purchase Agreement.

"Premiums" means premiums, considerations, deposits and similar receipts with respect to the Policies or Post-Closing Policies.

"Producers" mean all LBMs, MGAs, brokers, agents, general agents, COLI speciality brokers, re-enrollers under the Company's sponsored life products, broker-dealers, producers or other Persons who market or produce the Policies and who (a) have been appointed by the Company, and (b) are entitled to receive Commissions from the Company.

"Recapture Fee" means the amount determined in accordance with the formula set forth on Exhibit A hereto, which is payable by the Reinsurer to the Company in connection with recapture of the Policies and Post-Closing Policies by the Company pursuant to Section 9.4 hereof.

"Recapture Rights" mean the right of the Company to recapture the Policies and Post Closing Policies pursuant to Section 9.4 hereof.

"Reinsured Liabilities" means the Liabilities reinsured pursuant to this Agreement.

"Reinsurer Extra Contractual Obligations" means: (a) all Extra Contractual Obligations to the extent such obligations arise out of acts, errors or omissions occurring (or, in the case of omissions, failing to occur) at any time on or after the Effective Date by any of the Reinsurer or its directors, officers, employees, Affiliates, agents, representatives, successors and assigns; (b) all of the Sellers' Extra Contractual Obligations except to the extent otherwise provided in Articles VIII and IX of the Asset Purchase Agreement; and ( c) all liabilities and obligations (exclusive of obligations arising under the express terms and conditions of the Policies and Post-Closing Policies and the other Liabilities) to the extent such obligations arise out of or relate to the Company's administration of claims, Non-Guaranteed Elements, and other aspects of or relating to the Policies or the Post-Closing Policies on and .after the Effective Date pursuant to the recommendations from the Reinsurer pursuant to this Agreement, the Administrative Services Agreement or the Transition Services Agreement.

"Required Balance" means one hundred percent (100%) of the amount equal to (a) the Reserves on the Policies and Post-Closing Policies, plus (b) other liabilities relating to the Policies and Post-Closing Policies, which shall be calculated in accordance with the methodology set forth on Exhibit D hereto, minus (c) the amount of outstanding loans under the Policies and Post-Closing Policies (to the extent such loans constitute admitted assets under Connecticut SAP).

"Reserves" means the sum of all reserves and liabilities required to be maintained by the Company for the Policies and Post-Closing Policies issued or reinsured by it, calculated consistent with (a) the reserve requirements, statutory accounting rules and actuarial principles applicable to the Company under the law of each state in which the Policies and Post-Closing Policies were issued or delivered, and (b) otherwise in accordance with the methodologies used by the Company to calculate the reserves and liabilities for the Policies and Post-Closing Policies in accordance with Connecticut SAP and sound actuarial principles and any valuation bases and methods of determining reserves as provided in the forms of Policies and Post-Closing Policies, as applicable; provided, however, the term "Reserves" shall not include the Separate Account Reserves.

"Retained Contracts" means all contracts, agreements, leases, software licenses, rights, obligations or other commitments of the Company that (a) arise out of or are related exclusively to any business or operation of the Company other than the Business, or (b) arise out of or are related in any way to the Business and which, in the case of both clauses (a) and (b) herein, are not Transferred Contracts.

"Retained Liabilities" means the liabilities of the Company arising solely from any of the following: (a) premium taxes due in respect of Premiums paid prior to the Effective Date;

(b) amounts payable prior to the Effective Date for returns or refunds of Premiums; (c) Commissions payable with respect to the Policies to or for the benefit of Producers, in any case payable prior to the Effective Date; (d) assessments and similar charges in connection with participation by the Company, whether voluntary or involuntary, in any guaranty association established or governed by any state or other jurisdiction, arising on account of direct Premiums paid prior to the Effective Date; (e) the Retained Contracts; (f) premiums, payments, fees or other consideration or amounts due prior to the Effective Date under the Third-Party Reinsurance Agreements; (g) death claims under the Policies which are reported prior to the Closing Date; (h) the pending litigation described on Schedule 3.03 to the Asset Purchase Agreement; (i) interest stabilization reserve relating to the Policies; G) liabilities or obligations relating to the Business to the extent such liabilities or obligations have been accrued for on Company's books and records as of 11 :59 p.m. Eastern Time on the day immediately preceding the Effective Date in accordance with Connecticut SAP but are not reflected on the Final Closing Balance Sheet; and (k) all other liabilities, obligations or indemnities expressly assumed by the Company under the terms of the Asset Purchase Agreement, this Agreement or any Ancillary Agreement.

"Revised Closing Balance Sheet" means the pro forma balance sheet of the Business as of the Closing Date prepared and delivered by the Company to the Reinsurer in accordance with Article II of the Asset Purchase Agreement.

"Secured Policies" means the Policies and Post-Closing Policies secured by the Security Trust established under Section 9.4 hereof.

"Security Trust" means a trust account established with a Trustee for the purpose of securing the Reinsurer's obligations to the Company in accordance with Article IX hereof.

"Security Trust Agreement" means the trust agreement governing the Security Trust, which shall be substantially in the form of Exhibit B hereto.

"Sellers' Extra Contractual Obligations" means all Extra Contractual Obligations to the extent such obligations arise out of acts, errors or omissions occurring (or, in the case of omissions, failing to occur) at any time prior to the Effective Date by the Company or its directors, officers, employees, Affiliates, agents or representatives.

"Separate Account Assets" means the assets described on Schedule 1.1 (B) hereto which constitute the Separate Accounts.

"Separate Account Reserves" means the reserves associated with the Variable Policies which are held in the Company's Separate Accounts, determined in accordance with Connecticut SAP.

"Separate Accounts" means the specific separate accounts of the Company identified in Schedule 1.1 (C) hereto.

"Taxes" (or "Tax" as the context may require) means any tax, however denominated, imposed by any federal, state, local, municipal, territorial, provincial or foreign government or any agency or political subdivision of any such government (a "Taxing Authority"), including, without limitation, any tax imposed under Subtitle A of the Code and any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, gains, goods and services, production, documentary, recording, social security, unemployment, disability, workers' compensation, estimated, ad valorem, value added, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, capital stock, occupation, personal or real property, environmental or windfall profit tax, premiums, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority relating thereto.

"Termination Date" shall mean the date on which this Agreement is terminated in accordance with the terms and conditions of Article XII hereof.

"Third-Party Reinsurance Agreements" means the reinsurance agreements identified on Schedule 1.1 (D) hereto under which the Company has ceded liabilities to non-Affiliated reinsurers with respect to the Policies.

"Transferred Assets" means: (a) cash or cash equivalents equal to the amount as of the Closing Date of (A) the Closing Date Liabilities, minus (B) the amount of outstanding loans under the Policies (to the extent such loans constitute admitted assets under Connecticut SAP), minus (C) the aggregate amounts ascribed to the Other Assets in the Closing Balance Sheet, Revised Closing Balance Sheet or Final Closing Balance Sheet, as applicable, and minus (D) the Ceding Commission; (b) as between the parties hereto, all of the Company's rights and interests under the Policies to receive principal and interest paid on policy loans on or after the Effective Date; and (c) as between the parties hereto, all of the Company's rights and interests to premiums due or to become due, premiums deferred and uncollected, premium adjustments and any and all amounts, payments or consideration which are or were held, received or collected by the Company on or after the Effective Date, or which are now due or will become due from any source under or in connection with the Policies except, however, to the extent that any such premiums, adjustments, amounts, payments or consideration are included within clause (a) herein.

"Transferred Contracts" means: (a) the contracts, agreements, leases, software licenses, rights, obligations or other commitments of the Company (to the extent freely assignable) used exclusively by the Company in the Business (but excluding the Policies and the Distribution

Agreements); and (b) contracts, agreements, leases, software licenses, rights, obligations, and other commitments relating to the Business (but excluding the Policies and the Distribution Agreements) identified on Schedule 3.17 to the Asset Purchase Agreement or listed on the supplement to such Schedule 3.17 contemplated by the Asset Purchase Agreement.

"Transition Services Agreement" means the Transition Services Agreement among the Company, ALIC, LLANY and the Reinsurer.

"Trustee" means a bank or trust company reasonably acceptable to the parties to this Agreement, which acts as trustee of a Security Trust pursuant to the terms and conditions of a Security Trust Agreement; provided, however, that such bank or trust company shall (a) possess assets of at least $10 billion; and (b) be rated at least Al by each of Moody's Investors Services, Inc. and A + by Standard & Poor's Corporation.

"Variable Policies" means the individual variable life insurance policies issued by the Company, which are funded, in whole or in part, by the Separate Accounts.

ARTICLE II

BASIS OF COINSURANCE AND BUSINESS COINSURED

2.1 Coinsurance. Subject to the terms and conditions of this Agreement, the Company hereby cedes or retrocedes, as the case may be, on a coinsurance basis to the Reinsurer as of the Effective Date, and the Reinsurer hereby accepts and agrees to indemnity reinsure on a coinsurance basis as of the Effective Date, one hundred percent (100%) of all Liabilities arising under or relating to the Policies and the Post-Closing Policies. This Agreement shall not continue or create any legal relationship whatsoever between the Reinsurer and Persons who own or are insured under the Policies and the Post-Closing Policies. Except as expressly provided herein, this Agreement does not reinsure any policy written by the Company or the Reinsurer after the Effective Date. The reinsurance effected under this Agreement shall be maintained in force, without reduction, unless such reinsurance is terminated, reduced or recaptured as provided herein.

2.2 Reinsurer Extra Contractual Obligations.        In addition to the Reinsurer's coinsurance of Liabilities, the Reinsurer hereby accepts and agrees to assume and discharge one hundred percent (100%) of all Reinsurer Extra Contractual Obligations.

2.3 Reinstatements, Conversions and Exchanges. In no event shall the coinsurance provided hereunder with respect to a particular Policy be in force and binding unless such Policy is in force and binding as of the Effective Date; provided, however that the Policies and Post-Closing Policies reinsured shall include (a) all Post-Closing Policies; (b) all lapsed or surrendered

Policies or Post-Closing Policies reinstated in accordance with their terms on and after the Effective Date; and (c) all Policies or Post-Closing Policies issued on and after the Effective Date pursuant to (i) any option provided under the terms of any Variable Policy issued at any time by the Company for the exchange of such contract for a non-variable life insurance contract; or (ii) any option provided under the terms of any of the Policies or Post-Closing Policies for the conversion of such Policies or Post-Closing Policies to an individual life insurance policy. Upon the reinstatement of any lapsed or surrendered Policy or Post-Closing Policy, or the issuance of any exchange or converted life insurance Policy or Post-Closing Policy, such Policy or Post-Closing Policy shall be automatically reinsured hereunder. If the Company collects Premiums in arrears from a Policyholder or ceding company of a reinstated Policy or Post-Closing Policy, the Company shall pay to the Reinsurer all Premiums so collected.

2.4 Certain Policy Elements. From and after the Effective Date, the Reinsurer may make recommendations to the Company with respect to (a) the Non-Guaranteed Elements of the Policies and the Post-Closing Policies; and (b) the reserving methodology related to the Policies and the Post-Closing Policies (including changes required by Applicable Law, GAAP or Connecticut SAP). The Company shall set all Non-Guaranteed Elements of the Policies and the Post-Closing Policies, taking into account the recommendations of the Reinsurer with respect thereto. Notwithstanding the foregoing, however, the Reinsurer hereby acknowledges and agrees that any claim, liability or obligation, to the extent such claim, liability or obligation arises out of or relates to the Company's establishment of Non-Guaranteed Elements pursuant to the Reinsurer's recommendations with respect thereto, is included within the Reinsurer Extra Contractual Obligations that the Reinsurer has expressly assumed pursuant to the Asset Purchase Agreement, this Agreement and the other Ancillary Agreements and for which the Reinsurer has agreed to indemnify the Company pursuant to Article IX of the Asset Purchase Agreement and Article IX of this Agreement.

2.5 Reserves. On and after the Closing Date, the Reinsurer shall establish and maintain as a liability on its statutory financial statements Reserves for the Policies and the Post-Closing Policies ceded hereunder, calculated consistent with (a) the reserve requirements, statutory accounting rules and actuarial principles applicable to the Company under the law of each state in which the Policies and the Post-Closing Policies were issued or delivered; and (b) otherwise in accordance with the methodologies used by the Company to calculate the reserves and liabilities for the Policies and the Post-Closing Policies in accordance with Connecticut SAP and sound actuarial principles and any valuation bases and methods of determining reserves as provided in the forms of Policies and Post-Closing Policies. The Reinsurer shall provide the Company, not less than annually, with copies of all actuarial opinions and actuarial memoranda and all reserve evaluations pertaining to the Reserves, including, without limitation, any actuarial opinions and reserve evaluations performed by independent actuaries, auditors or other outside consultants. At the option of the Company, the Company may, at its own cost at any time following the Closing, examine the Books and Records maintained by the Reinsurer and review its reserve procedures. If the results of such examination are not reasonably satisfactory to the Company, the Reinsurer shall, at the Company's request and expense, obtain and deliver to the Company an actuarial opinion as to the adequacy of the Reserves, produced by an independent actuary acceptable to the Company. The Reinsurer shall promptly adjust the amount of the Reserves and implement appropriate changes to its reserve procedures if an actuarial opinion, reserve evaluation or review, including, without limitation, any evaluation or review made by the Company, reasonably indicates an inadequacy in the Reserves or in the Reinsurer's reserve procedures.

2.6 Separate Account Reserves. Notwithstanding anything to the contrary herein, effective as of the Effective Date the Company arid the Reinsurer shall reinsure the Separate Account Reserves on a modified coinsurance basis, subject to the execution and delivery of the Modified Coinsurance Agreement; provided, however, that the Company shall retain, control and own all Separate Account Assets and Separate Account Reserves whether or not the Modified Coinsurance Agreement is executed and delivered.

2.7 Policy Changes or Reductions.            In the event of a material change in the provisions and conditions of a Policy or a Post-Closing Policy (provided that such change is not in violation of Section 4.4 hereof), a corresponding change in the related coinsurance and appropriate cash adjustments shall be made consistent with the policy change rules of the Company. If the face amount of a Policy or a Post-Closing Policy is reduced or increased, the amount coinsured by the Reinsurer shall be reduced or increased accordingly.

ARTICLE III

ACCOUNTINGS AND TRANSFER OF ASSETS

3.1 Ceding Commission. The Reinsurer shall pay to the Company on the Closing Date a Ceding Commission in the amount of $662,004,000. The Ceding Commission shall be credited to the Company as a reduction in the amount of cash or cash equivalents included within the Transferred Assets to be transferred by the Company to the Reinsurer at Closing in accordance with the provisions of Sections 3.2 hereof.

3.2 Transfer of Assets. On the Closing Date; the Company shall sell, assign and transfer to the Reinsurer as reinsurance premium all of the Company's right, title and interest in the Transferred Assets, including, without limitation, cash or cash equivalents in an aggregate amount (subject to adjustment pursuant to Section 3.3 hereof) equal to the amount as of the Closing Date of: (A) Closing Date Liabilities, minus (B) the amount of outstanding loans under the Policies (to the extent such loans constitute admitted assets under Connecticut SAP), minus (C) the aggregate amounts ascribed to the Other Assets, and minus (D) the Ceding Commission, all as reflected on that part of the Closing Balance Sheet relating to the Policies reinsured hereunder.

3.3 Post-Closing Adjustments. (a) In the event that the aggregate amount of cash or cash equivalents transferred by the Company to the Reinsurer on the Closing Date is less than the amount of (A) Closing Date Liabilities, minus (B) the amount of outstanding loans under the Policies (to the extent that such loans constitute admitted assets under Connecticut SAP), minus (C) the aggregate amounts ascribed to the Other Assets, and minus (D) the Ceding Commission, all as reflected on that part of the Final Closing Balance Sheet relating to the Policies reinsured hereunder, the Company shall transfer to the Reinsurer additional cash or cash equivalents equal to the amount of such difference, together with interest thereon from and including the Closing Date to, but not including the date of, such transfer computed at LIBOR.

(b) In the event that the aggregate amount of cash or cash equivalents transferred to the Reinsurer on the Closing Date is greater than the amount of (A) Closing Date Liabilities, minus (B) the amount of outstanding loans under the Policies (to the extent that such loans constitute admitted assets under Connecticut SAP), minus (C) the aggregate amounts ascribed to the Other Assets, and minus (D) the Ceding Commission, all as reflected on the portion of the Final Closing Balance Sheet relating to the Policies reinsured hereunder, the Reinsurer shall transfer to the Company cash or cash equivalents equal to the amount of such difference, together with interest thereon from and including the Closing Date to, but not including the date of, such transfer computed at LIBOR.

3.4 Interim Monthly Accountings. The Company shall provide the Reinsurer with an Interim Monthly Accounting as of the end of each calendar month, no later than fifteen (15) Business Days after the end of such month; provided, however, that the first Interim Monthly Accounting shall be provided to the Reinsurer no later than fifteen (15) Business Days after the end of the month in which the Closing Date fell and the final Interim Monthly Accounting shall be delivered no later than fifteen (15) Business Days after the date on which the Company is no longer providing accounting services under the Transition Services Agreement. The Company shall provide such Accounting in a format that is mutually acceptable to the Company and the Reinsurer.

3.5 Monthly Accountings. Beginning with and after the first calendar month during which the Company is no longer providing accounting services under the Transition Services Agreement, the Reinsurer shall provide the Company with a Monthly Accounting as of the end of each calendar month, no later than fifteen (15) Business Days after the end of such month; provided, however, that the first Monthly Accounting shall be provided to the Company no later than fifteen (15) Business Days after the end of the first calendar month during which the Company is no longer providing accounting services under the Transition Services Agreement and the Reinsurer shall deliver the final Monthly Accounting no later than fifteen (15) Business Days after the Termination

Date; provided, further, that in the event that subsequent data or calculations require revision of the final Monthly Accounting, the required revision and any appropriate payments shall be made in cash by the parties five (5) Business Days after they mutually agree as to the appropriate revision. The Reinsurer shall provide such Accounting in a format that is mutually acceptable to the Company and the Reinsurer.

3.6 Monthly Payments. If an Accounting reflects a balance due to the party to which the Accounting is delivered and/or the Security Trust, the amount(s) shown as due shall be paid within five (5) Business Days of the delivery of the Accounting. If (a) an Accounting reflects a balance due the party that prepared the Accounting or the Security Trust and (b) the party receiving the Accounting does not object to the Accounting within five (5) Business Days of its delivery, the amount(s) shown as due shall be paid within seven (7) Business Days after the date on which the Accounting was delivered. Any dispute over any amount shown on an Accounting that cannot be amicably resolved by the parties shall be resolved pursuant to the procedures set forth in Article X. If the Security Trust is established while the Company is collecting funds pursuant to the Transition Services Agreement, the Company may remit directly to the Trustee on behalf of the Reinsurer that portion of any amount due the Reinsurer needed to fully fund the Security Trust and the balance only of any amount due the Reinsurer shall be remitted to the Reinsurer.

3.7 Delayed Payments. If there is a delayed settlement of any payment due hereunder, interest will accrue on such payment at the three month London Interbank Offering Rate (LIB OR) as published in The Wall Street Journal, Eastern Edition, in effect on the day such payment is due. For purposes of this Section 3.7, a payment will be considered overdue, and such interest will begin to accrue, on the date which is five (5) Business Days after the date such payment is due.

3.8 Offset Rights. Any debts or credits incurred on and after the Effective Date in favor of or against either the Company or Reinsurer with respect to this Agreement are deemed mutual debts or credits, as the case may be, and shall be set off, and only the balance shall be allowed or paid.

3.9 Third-Party Reinsurance. In the event the Reinsurer desires to retrocede to any third-party reinsurer (whether or not Affiliated with the Reinsurer) any portion of the Liabilities reinsured by it under this Agreement, the Reinsurer shall be responsible for obtaining such retrocessional coverage at its sole expense.

3.10 Premium Taxes and Assessments. The Reinsurer shall pay the Company on a monthly basis an amount equal to two percent (2%) of the gross Premiums on the Policies and the Post-Closing Policies collected by the Reinsurer, as an advance against the Reinsurer's liabilities for premium Taxes payable by the Company and assessments to the Company by state guaranty or insolvency or similar associations or funds, to the extent that such Taxes and assessments are allocable to Premiums paid on or after the Effective Date. Amounts payable pursuant to this Section 3.10 shall be reflected on the Accountings delivered hereunder and shall be paid pursuant to the provisions of Section 3.6. Not later than June 30 after each calendar year falling within the term of this Agreement, the Company shall provide the Reinsurer with an accounting of its actual premium Tax and guaranty fund assessment liability with respect to the Policies and the Post-Closing Policies for such calendar year (without giving effect to any credits due to the Company for any guaranty fund assessments paid by the Company prior to Closing). If such accounting reflects amounts owed to the Reinsurer, the Company shall pay such amounts in cash to the Reinsurer with the accounting. If it reflects amounts owed to the Company (including any interest or penalties relating to underpayment of estimated Taxes based on information provided by the Reinsurer), the Reinsurer shall pay such amounts in cash to the Company within five (5) Business Days of receiving the accounting. The Company shall payor provide the Reinsurer with the benefit of guaranty fund assessments previously reimbursed by the Reinsurer to the extent such payments were actually utilized to reduce the Company's tax liabilities. The utilization of any outstanding assessments by the Company shall be determined on a FIFO basis (those assessments made in earlier years shall be considered used first).

ARTICLE IV

POLICY ADMINISTRATION

4.1 Interim Servicing. During the period from the Effective Date through the termination of the Transition Services Agreement with respect to each service provided by the Company thereunder, the Company has agreed to continue to provide certain Policyholder services for the Policies and the Post-Closing Policies.

4.2 Transfer of Servicing Obligations. On and after the date on which a service is no longer being provided pursuant to the Transition Services Agreement, and pursuant to the Administrative Services Agreement, the Reinsurer has agreed to provide Policyholder service for the Policies and the Post-Closing Policies and to supply to the Company on a timely basis copies of accounting and other records pertaining to such service. The parties hereby agree that the Policies and the Post-Closing Policies shall be administrated pursuant to the Administrative Services Agreement. Reinsurer's compensation for all services provided to the Company shall not be obligated to pay any additional monies to Reinsurer for such administrative services.

4.3 Regulatory Matters. If the Company or the Reinsurer receives notice of, or otherwise becomes aware of any regulatory inquiry, investigation or proceeding relating to the Policies or the Post-Closing Policies, the Company or the Reinsurer, as applicable, shall promptly notify the other party thereof, whereupon the parties shall cooperate in good faith and use their respective commercially reasonable efforts to resolve such matter in a mutually satisfactory manner, in light of all the relevant business, regulatory and legal facts and circumstances.

4.4 Policy Changes. Neither the Company nor the Reinsurer shall make any changes to the Company's policy forms except with the express written consent of the other party (which consent shall not be unreasonably withheld) or if (a) the changes are required by Applicable Law and (b) the Reinsurer gives the Company prior notice in writing of the nature of such required changes in the manner provided by the Administrative Services Agreement.

ARTICLE V

OVERSIGHTS

5.1 Oversights. Inadvertent delays, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery, and provided that the party making such error or omission or responsible for such delay shall be responsible for any additional liability which attaches as a result.

ARTICLE VI

CONDITIONS PRECEDENT

6.1 Conditions Precedent. This Agreement shall not become effective unless and until (a) all state insurance regulatory authorities whose approval is required shall have approved this Agreement in writing, and (b) all applicable waiting periods under any federal or state statute or regulation shall have expired or been terminated.

ARTICLE VII

DUTY OF COOPERATION

7.1 Cooperation. Each party hereto shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement.

ARTICLE VIII

DAC TAX

8.1 Election. In accordance with Treasury Regulations Section 1.848-2(g)(8), the Company and Reinsurer hereby elect to determine specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Code.

(a) All uncapitalized terms used herein shall have the meanings set forth in the regulations under Section 848 of the Code.

(b) The party with net Positive consideration under this Agreement for each taxable year shall capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848( c)(1) of the Code.

(c) Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency.

(d) The Company shall submit a schedule to the Reinsurer by May 1 of each year of its calculation of the net consideration under this Agreement for the preceding taxable year. This schedule of calculations shall be accompanied by a statement signed by an authorized representative of the Company stating that the Company shall report such net consideration in its federal income tax return for the preceding taxable year.

(e) The Reinsurer may contest such calculation by providing an alternative calculation to the Company in writing within thirty (30) days after the date on which the Reinsurer receives the Company's calculation. If the Reinsurer does not so notify the Company, the Reinsurer shall report the net consideration under this Agreement as determined by the Company in the Reinsurer's federal income tax return for the preceding taxable year.

(f) If Reinsurer contests the Company's calculation of the net consideration under this Agreement, the parties shall act in good faith to reach an agreement as to the correct amount of net consideration within thirty (30) days after the date on which the Reinsurer submits its alternative calculation. If Reinsurer and the Company reach agreement as to the amount of net consideration under this Agreement, each party shall report such amount in its federal income tax return for the preceding taxable year.

If, during such period, Reinsurer and the Company are unable to reach agreement, they shall promptly thereafter cause independent accountants of nationally recognized standing reasonably satisfactory to Reinsurer and the Company (who shall not have any material relationship with Reinsurer or the Company), promptly to review (which review shall commence no later than five (5) days after the selection of such independent accountants), this Agreement and the calculations of Reinsurer and the Company for the purpose of calculating the net consideration under this Agreement. In making such calculation, such independent accountants shall consider only those items or amounts in the Company's calculation as to which the Reinsurer has disagreed.

Such independent accountants shall deliver to Reinsurer and the Company, as promptly as practicable (but no later than sixty (60) days after the commencement of their review), a report setting forth such calculation, which calculation shall result in a net consideration between the amount thereof shown in the Company's calculation delivered pursuant to Section 8.1 (d) and the amount thereof shown in Reinsurer's calculation delivered pursuant to Section 8.1 (e). Such report shall be final and binding upon Reinsurer and the Company. The fees, costs and expenses of such independent accountant shall be borne (i) by the Company if the difference between the net consideration as calculated by the independent accountants and the Company's calculation delivered pursuant to Section 8.1 (d) is greater than the difference between the net consideration as calculated by the independent accountants and Reinsurer's calculation delivered pursuant to Section 8.1 (e), (ii) by the Reinsurer if the first such difference is less than the second such difference, and (iii) otherwise equally by Reinsurer and the Company.

(g) This election shall be effective for the 1998 taxable year and for all subsequent taxable years for which this Agreement remains in effect.

(h) Both parties agree to attach a schedule to their respective federal income tax returns for the first taxable year ending after the date on which this election becomes effective which identifies this Agreement as a reinsurance agreement for which an election has been made under Treasury Regulations Section I.848-2(g)(8).

ARTICLE IX

INDEMNIFICATION AND RECAPTURE

9.1 Reinsurer's Obligation to Indemnify. Subject to any limitation contained in the Asset Purchase Agreement, Reinsurer hereby agrees to indemnify, defend and hold harmless the Company and its directors, officers, employees, representatives (excluding the Producers), Affiliates, successors and permitted assigns (collectively, the "Company Indemnified Parties") from and against all Losses asserted against, imposed upon or incurred by any Company Indemnified Party arising from: (i) the Liabilities; (ii) the Reinsurer Extra Contractual Obligations (including, but not limited to, all claims that constitute Sellers' Extra Contractual Obligations but for which the Company's indemnification obligation has expired pursuant to Section 8.01(c) of the Asset Purchase

Agreement); (iii) any breach or nonfulfillment by Reinsurer of, or any failure by Reinsurer to perform, any of the covenants, terms or conditions of, or any duties or obligations under, this Agreement; and (iv) any enforcement of this indemnity.

9.2 Company's Obligation to Indemnify. Subject to any limitation contained in the Asset Purchase Agreement, the Company hereby agrees to indemnify, defend and hold harmless the Reinsurer and its directors, officers, employees, representatives (excluding the Producers), Affiliates, successors and permitted assigns (collectively, the "Reinsurer Indemnified Parties") from and against all Losses asserted against, imposed upon or incurred by any Reinsurer Indemnified Party arising from: (i) the Retained Liabilities; (ii) Sellers' Extra Contractual Obligations (but only to the extent that the Company's indemnification obligation for Sellers' Extra Contractual Obligations has not expired pursuant to Section 8.01(c) of the Asset Purchase Agreement); (iii) any breach or nonfulfillment by the Company of, or any failure by the Company to perform, any of the covenants, terms or conditions of, or any duties or obligations under, this Agreement; and (iv) any enforcement of this indemnity.

9.3 Certain Definitions and Procedures. For purposes of this Article IX, "Loss" or "Losses" shall mean actions, claims, losses, liabilities, damages, costs, expenses (including reasonable attorneys' fees), interest and penalties. In the event either Reinsurer or the Company shall have a claim for indemnity against the other party under the terms of this Agreement, the parties shall follow the procedures set forth in Sections 9.02, 9.03 and 9.04 of the Asset Purchase Agreement.

9.4 Security Trust Account and Recapture Rights

(a) Events of Default.  From and after the Closing Date, any of the following occurrences shall constitute an event that entitles the Company to require the Reinsurer to deposit and maintain assets in a Security Trust in accordance with the terms and conditions of this Section 9.4 (individually or collectively, as the context indicates, an "Event of Default"):

(i)

the Reinsurer ceases to maintain any of (A) an A.M. Best Company rating of at least B++, (B) a Standard & Poor's Corporation insurer financial strength rating of at least BBB- and (C) Moody's Investors Services, Inc. claims-paying ability rating of at least Baa3; or

(ii)

the Reinsurer fails to (A) maintain a ratio of (i) Total Adjusted Capital (as defined in the Risk-Based Capital (RBC) Model Act or in the rules and procedures prescribed by the NAIC with respect thereto, in each case as in effect as of December 31, 1997) to (ii) the Company Action Level RBC (as

defined in the Risk-Based Capital (REC) Model Act or in the rules and procedures prescribed by the NAIC with respect thereto, in each case as in effect as of December 31, 1997) of at least 185 percent, or (B) maintain a Standard & Poor's Corporation's capital adequacy ratio (calculated in accordance with the rules and procedures in effect on the Contract Date) of at least 115 percent; or

(iii)

(A) the Reinsurer ceases to be licensed as a life insurer or ceases to qualify as an accredited reinsurer in a particular jurisdiction under circumstances that would cause the Company to be denied credit for reinsurance ceded hereunder on the financial statements filed by the Company in said jurisdiction, or (B) the Company is denied credit for reinsurance ceded hereunder on the financial statements filed by the Company in any jurisdiction; or

(iv)	a petition for insolvency, rehabilitation, conservation, supervision, liquidation or similar proceeding is filed by or against the Reinsurer or its statutory representative in any jurisdiction; or

(v)

any Person other than one of the Affiliates of the Reinsurer in existence on the Closing Date acquires or assumes (A) Control of the Reinsurer, whether by merger, consolidation, stock acquisition, or otherwise (including, without limitation, the acquisition or assumption of the power to direct the Reinsurer's management and policies by means of a management or services agreement or other contractual arrangement) or (B) all or substantially all of the assets or liabilities of the Reinsurer by reinsurance (whether indemnity or assumption) or otherwise;

(vi)	this Agreement is terminated in accordance with its terms; or

(vii)	this Agreement is terminated in accordance with its terms; or an Event of Default occurs pursuant to Section 9.07(a)(vii) of the Asset Purchase Agreement.

The occurrence of any Event of Default shall entitle the Company to elect to require the Reinsurer to establish a Security Trust regardless of whether or not such an occurrence constitutes a Recapture Event, provided, that the Company has not delivered an Election Notice electing recapture.

(b) Recapture Events. From and after the Closing Date, and whether or not an Event of Default has occurred or Security Trust has been established pursuant to Section 9.4(a) hereof, any of the following occurrences shall constitute an event that entitles the Company to exercise the recapture remedy set forth in this Section 9.4 (individually or collectively, as the context indicates, a "Recapture Event"):

(i)

Reinsurer ceases to maintain any of (A) an A.M. Best Company rating of at least B+, (B) a Standard & Poor's Corporation insurer financial strength rating of at least BB+ and (C) a Moody's Investors Services, Inc. claims-paying ability rating of at least Bal; or

(ii)

the Reinsurer fails to (A) maintain a ratio of (i) Total Adjusted Capital (as defined in the Risk-Based Capital (RBC) Model Act or in the rules and procedures prescribed by the NAIC with respect thereto, in each case as in effect as of December 31, 1997) to (ii) the Company Action Level RBC (as defined in the Risk-Based Capital (RBC) Model Act or in the rules and procedures prescribed by the NAIC with respect thereto, in each case as in effect as of December 31, 1997) of at least 160 percent; or (B) maintain a Standard & Poor's Corporation's capital adequacy ratio (calculated in accordance with the rules and procedures in effect on the Contract Date) of at least 100 percent; or

(iii)	a petition for insolvency, rehabilitation, conservation, supervision, liquidation or similar proceeding is filed by or against the Reinsurer or its statutory representative in any jurisdiction; or

(iv)

within thirty (30) calendar days of its receipt of a demand therefor delivered pursuant to Section 9.4(d), Reinsurer fails to execute the Security Trust Agreement or deposit and maintain asset in trust on the terms provided in Section 9.4(t) and in the Security Trust Agreement, provided, however, that the Company executes such Security Trust Agreement contemporaneously with the delivery of the demand; or

(v)	this Agreement is terminated in accordance with its terms; or

(vi)

within thirty (30) calendar days of the termination of the Administrative Services Agreement in accordance with its terms, (A) Reinsurer does not take all steps necessary to arrange for a third-party administrator acceptable to the Company in its sole discretion, reasonably exercised, to provide all administrative services to be provided pursuant to the terminated Administrative Services Agreement at the cost of Reinsurer or (B) such third-party administrator fails to enter into an administrative service agreement with the Company, satisfactory in form and substance to the Company in its sole discretion, reasonably exercised; or

(vii)

a judgment or order is entered by a court of competent jurisdiction declaring the invalidity of the Security Trust or finding that the assets held in a Security Trust are general assets of Reinsurer or otherwise do not constitute a "secured claim" within the meaning of the laws of Reinsurer's domiciliary state;

(viii)

a Security Trust is established for the benefit of the Company pursuant to Section 9.4(a)(iii) and the Company is denied credit on its financial statements filed in any jurisdiction with respect to the reinsurance provided by the Reinsurer, and the Reinsurer does not take all steps necessary to enable the Company to obtain credit on its financial statements within thirty (30) calendar days of the Reinsurer's receipt of written notice from the Company as to the occurrence described herein; or

(ix)	a Recapture Event occurs pursuant to Section 9.07(b)(ix) of the Asset Purchase Agreement.

The occurrence of any Recapture Event shall entitle the Company to elect recapture remedies hereunder regardless of whether (1) such an occurrence also constitutes an Event of Default, (2) the Reinsurer has previously established a Security Trust or (3) the Company has previously delivered an Election Notice requiring Reinsurer to establish a Security Trust.

(c) Notice to The Company. The Reinsurer shall provide the Company with:

(i)

written notice of any downgrade in the Reinsurer's A. M. Best Company rating or its Standard & Poor's Corporation insurer financial strength rating or its Moody's Investors Services, Inc. claims-paying ability rating within three (3) Business Days after the Reinsurer's receipt of notice of such adjustment;

(ii)

a written report of the calculation of the Reinsurer's Total Adjusted Capital and Authorized Control Level RBC (based on the Risk-Based Capital (RBC) Model Act and or the rules and procedures in effect on December 31, 1997)

and Standard & Poor's Corporation's capital adequacy ratio (based on the rules and procedures in effect on the Contract Date) as of the end of each calendar quarter within fifteen (15) Business Days after the end of such quarter;

(iii)	written notice of the occurrence of any Event of Default or Recapture Event within two (2) Business Days after its occurrence; and

(iv)

not less than annually, a written report, in form reasonably satisfactory to the Company, certifying that no Event of Default or Recapture Event has occurred during the period covered by such report or is continuing as of the last day of such period, together with the appropriate calculations and back up reasonably necessary to substantiate the basis of the Reinsurer's certification

The Company may, at its own expense, review the Reinsurer's books and records to confirm the risk based capital calculations provided by the Reinsurer pursuant to Section 9.4(c)(ii). In addition, Reinsurer shall (A) cooperate fully with the Company and promptly respond to the Company's inquiries from time to time concerning the Reinsurer's financial condition, operating results and any events, occurrences or other matters which arise on and after the Effective Date and which reasonably relate to the Business or Reinsurer's ability to perform and discharge its obligations under the Asset Purchase Agreement, this Agreement or the Ancillary Agreements and (B) provide to the Company such financial statements, reports, internal control letters and reports prepared by auditors and other third parties, SAS-70 reports and other documents of the Reinsurer as the Company may reasonably request from time to time.

(d) Election of Remedies. Upon the occurrence of any Event of Default, the Company may elect to require the Reinsurer to maintain assets in a Security Trust for the purpose of securing the Reinsured Liabilities under the Policies and Post-Closing Policies ceded to it pursuant to this Agreement. Upon the occurrence of any Recapture Event, the Company may elect to recapture, subject to the terms and conditions set forth below all, but not less than all, of the Policies and the Post-Closing Policies ceded hereunder. The Company shall give the Reinsurer written notice of its election (the "Election Notice") specifying (x) the grounds for the exercise of its remedies pursuant to this Section 9.4 and either (y) if it elects to recapture the Policies and Post-Closing Policies, the fact of recapture, and the effective date of recapture or (z) if it elects a Security Trust, the fact that the Reinsurer is obligated to execute the Security Trust Agreement and to deposit and maintain assets in the Security Trust for the purpose of securing such Reinsured Liabilities (the "Secured Policies"). The Reinsurer may unwind and terminate a Security Trust if, prior to the second anniversary of the date on which the Event of Default which originally gave rise to the establishment of such Security Trust occurred, both (A) the original Event of Default has been cured or remediated, and (B) no new Event of Default or Recapture Event has occurred; provided that (i) prior to such second anniversary date, the Company has not properly provided an Election Notice to recapture the Policies and Post-Closing Policies ceded by it; and (ii) the termination of the Security Trust shall not prejudice or be deemed a waiver of the Company's right to demand the establishment of a new Security Trust or elect recapture upon the occurrence of any other or new Event of Default or Recapture Event.

(e) Recapture. Any recapture by the Company shall not be deemed to have been consummated until (i) the Company has given the Reinsurer an Election Notice pursuant to Section 9 A( d); and (ii) the Company has received payment of the entire Recapture Fee as determined in accordance with Exhibit A hereto. If the Reinsured Liabilities under the Policies and Post-Closing Policies to be recaptured are secured pursuant to a Security Trust established pursuant to Section 9.4(f), the Company may, in its sole discretion, withdraw assets from the Security Trust having an aggregate Market Value (determined pursuant to the Security Trust Agreement governing such Security Trust) not to exceed the amount of the Recapture Fee. The Reinsurer shall promptly pay the Company the full amount of the Recapture Fee, reduced by the amount, if any, withdrawn from the Security Trust. Following the consummation of the recapture of Policies and Post-Closing Policies pursuant to this Section 9.4(e), no additional premiums, deposits or other amounts payable under such Policies and Post-Closing Policies shall be ceded to the Reinsurer hereunder.

(f) Security Trust. (i)  Establishment of the Trust Account. Within thirty (30) calendar days of the Company's delivery to the Reinsurer of an Election Notice requiring that the Reinsurer secure the Reinsured Liabilities ceded by the Company with a Security Trust, the Reinsurer shall execute the Security Trust Agreement and deposit into an account with the Trustee (the "Security Trust"), naming the Company as the sole beneficiary thereof, assets having a market value in an amount no less than the Required Balance, for the purpose of securing the Reinsured Liabilities under Secured Policies. The Security Trust Agreement shall be substantially in the form of Exhibit B hereto.

                                 (ii)  Trust Assets. At the direction of the Reinsurer, the assets held in the Security Trust shall be held in the form of (A) cash and cash-equivalents, (B) certificates of deposit, (C) obligations of the United States Government or its agencies, (D) investment grade bonds, (E) whole (not participations) investment grade (as determined in accordance with the Reinsurer's internal rating systems) commercial mortgages; provided that the aggregate market value of such commercial mortgages held in the Security Trust shall not exceed 15 percent of the aggregate market value of the assets held in the Security Trust, and (F) straight Ginnie Mae, Freddie Mac and Fannie Mae 30-year mortgage-backed securities rated AA+ and above; provided that the aggregate market value of such mortgage-backed securities held in the Security Trust shall not exceed 15 percent of the aggregate market value of the assets held in the Security Trust; and provided, further, that in the event a Security Trust is established pursuant to Section 9.4(a)(v), the assets held in the Security Trust may be invested in accordance with the Reinsurer's internal investment policies for its individual life insurance business, a copy of which has been provided to the Company. The aggregate Market Value of the assets held in the Security Trust shall at all times be at least equal to the Required Balance. As long as the Security Trust Agreement remains in force, the Reinsurer shall calculate the Required Balance as of the last day of each calendar month and report the amount of the Required Balance to the Company and the Trustee within ten (10) Business Days after the end of such month. In connection with such calculation, the Company shall direct the Trustee to make the payment to the Reinsurer of any amounts in the Security Trust which exceed the Required Balance, and Reinsurer shall promptly deposit such additional permitted assets as may be necessary to increase the Market Value of the Security Trust assets to the Required Balance. The form and duration of assets to be held in the Security Trust shall be appropriate in light of the Reinsured Liabilities under the Secured Policies. Prior to delivering any assets for deposit in the Security Trust, the Reinsurer shall execute assignments or endorsements in blank of all of the Reinsurer's right, title and interest in such assets (according to procedures set forth in the Security Trust Agreement), so that the Company, or the Trustee upon the Company's direction, may whenever necessary negotiate title to any such assets without consent or signature from the Reinsurer or any other entity.

(iii) Permitted Withdrawals. The Company may withdraw assets from the Security Trust at any time and from time to time, notwithstanding any other provisions of the Asset Purchase Agreement, this Agreement or any other Ancillary Agreement, and such assets may be utilized and applied by the Company, or any successor by operation of law of the Company, including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Company, without diminution because of insolvency on the part of the Company or Reinsurer; provided, however, that the Company may only withdraw such assets for one or more of the following purposes:

(A)	to reimburse the Company for any Reinsured Liabilities under the Secured Policies paid by the Company to the extent not paid by the Reinsurer when due;

(B)	to make payment to the Reinsurer of any amounts that exceed the Required Balance;

(C)	to pay all or any portion of any Recapture Fee due in connection with the recapture of the Secured Policies; or

(D)

to pay any other amounts that are due to the Company under this Agreement, the Asset Purchase Agreement or any of the Ancillary Agreements to the extent not paid directly to Company by Reinsurer when due.

(g) Resort to Collateral. Notwithstanding the remedies contemplated by this Section 9.4, the other Ancillary Agreements and the Asset Purchase Agreement, the Company may, in its sole discretion, require direct payment by the Reinsurer of any sum in default under the Asset Purchase Agreement, this Agreement or any other Ancillary Agreement in lieu of exercising the remedies in this Section 9.4, and it shall be no defense to any such claim that the Company might have had recourse to the Security Trust or recapture remedy.

(h) Certain Remedies. The Company and Reinsurer acknowledge that any damage caused to the Company by reason of the breach by the Reinsurer or any of its successors in interest of this Section 9.4 could not be adequately compensated for in monetary damages alone; therefore, each party agrees that, in addition to any other remedies at law or otherwise, the Company shall be entitled to specific performance of this Section 9.4 or an injunction to be issued by a court of competent jurisdiction pursuant to Section 13.7 hereof restraining and enjoining any violation of this Section 9.4, in addition to such other equitable or legal remedies as such court may determine. The Company and Reinsurer hereby release, waive and discharge any and all claims and causes of action asserting in any way that: (a) any Security Trust is not valid, binding or enforceable; and (b) any remedy of the Company including, without limitation, the Company's recapture and Security Trust remedies hereunder and under Article IX of the Asset Purchase Agreement is not valid, binding or enforceable. The Company and the Reinsurer are forever estopped and barred from making any such assertion in any context or forum whatsoever.

ARTICLE X

DISPUTE RESOLUTION

10.1 Other Disputes over Calculations. After the Closing Date, any dispute between the parties with respect to the calculation of amounts which are to be calculated, reported, or which may be audited pursuant to this Agreement (other than disputes relating to: (i) the Closing Balance Sheet, which shall be resolved in accordance with the Asset Purchase Agreement; or (ii) calculations relating to DAC tax, which shall be resolved in accordance with Article VIII hereof), which cannot be resolved by the parties within sixty (60) calendar days, shall be referred to an independent accounting firm of national recognized standing (which shall not have any material relationship with the Reinsurer or the Company) mutually agreed to by the parties; provided, however, that where the dispute involves an actuarial issue, the dispute shall instead be referred to an independent actuarial firm of national recognized standing (which shall not have any material relationship with the Reinsurer or the Company) mutually agreed to by the parties. There shall be no appeal from the decision made by such firm except that, pursuant to Section 11.07 of the Asset Purchase Agreement, either party may petition a court having jurisdiction over the parties and subject matter to reduce the arbitrator's decision to judgment. The fees charged by the accounting firm or actuarial firm, as applicable, to resolve the dispute shall be allocated between the Company and the Reinsurer by such firm in accordance with its judgment as to the relative merits of the parties' positions, in respect of the dispute.

ARTICLE XI

INSOLVENCY

11.1  Insolvency Clause. In the event of the insolvency of the Company, all coinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Reinsurer directly to the Company or to its liquidator, receiver or statutory successor on the basis of the liability of the Company under the Policies and Post-Closing Policies without diminution because of the insolvency of the Company. It is understood, however, that in the event of the insolvency of the Company, the liquidator or receiver or statutory successor of the Company shall give written notice of the pendency of a claim against the Company on a Policy or Post-Closing Policy within a reasonable period of time after such claim is filed in the insolvency proceedings and that during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses which it may deem available to the Company or its liquidator or receiver or statutory successor. It is further understood that the expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

ARTICLE XII

DURATION

12.1  Duration. This Agreement shall continue in force until such time that the Reinsurer's liability with respect to all Policies and Post-Closing Policies reinsured hereunder is terminated pursuant to Section 12.2.

12.2  Reinsurer's Liability. The liability of the Reinsurer under this Agreement with respect to any Policy or Post-Closing Policy will begin simultaneously with that of the Company, but not prior to the Effective Date. The Reinsurer's liability with respect to any Policy will terminate on the earliest of: (a) the date such Policy or Post-Closing Policy is recaptured in accordance with Section 9.4; or (b) the date the Company's liability on such Policy or Post-Closing Policy is terminated in accordance with its terms. Termination of the Reinsurer's liability under clauses (a) and (b) herein is subject to the Company's actual receipt of payments which discharge such liability in full in accordance with the provisions of this Agreement. In no event shall the interpretation of this Section 12.2 imply a unilateral right of the Reinsurer to terminate this Agreement.

12.3  Survival. Notwithstanding the other provisions of this Article XII, the terms and conditions of Article I, VIII, IX and X and Section 13.2 shall remain in full force and effect after the Termination Date.

ARTICLE XIII

MISCELLANEOUS

13.1  Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given when (a) mailed by United States registered or certified mail, return receipt requested, (b) mailed by overnight express mail or other nationally recognized overnight or same-day delivery service or (c) delivered in person to the parties at the following addresses:

If to the Company, to:

Aetna Life Insurance and Annuity Company

151 Farmington Avenue

Hartford, Connecticut 06156

Attention: Chief Financial Officer

With copies (which shall not constitute notice) to:

Aetna Retirement Services, Inc.

151 Farmington Avenue

Hartford, Connecticut 06156

Attention: General Counsel

Lord, Bissell & Brook

115 South LaSalle Street

Chicago, Illinois 60603

Attention: James R. Dwyer

If to the Reinsurer, to:

The Lincoln National Life Insurance Company

1300 South Clinton

P.O. Box 1110

Fort Wayne, Indiana 46801

Attention: Carl Baker

With a copy (which shall not constitute notice) to:

Sutherland, Asbill & Brennan LLP

1275 Pennsylvania Avenue, N.W.

Washington, D.C. 20004

Attention: David A. Massey

Either party may change the names or addresses where notice is to be given by providing notice to the other party of such change in accordance with this Section 13.1.

13.2 Confidentiality. Each of the parties shall maintain the confidentiality of all information related to the Policies and Post-Closing Policies and all other information denominated as confidential by the other party provided to it in connection with this Agreement, and shall not disclose such information to any third parties without prior written consent of the other party, except as may be permitted by Sections 5.18 and 11.02 of the Asset Purchase Agreement.

13.3 Entire Agreement. This Agreement, the other Ancillary Agreements, the Asset Purchase Agreement, the other agreements contemplated hereby and thereby, and the Exhibits and the Schedules hereto and thereto contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect thereto.

13.4 Waivers and Amendments. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof. Such waiver must be in writing and must be executed by an executive officer of such party. A waiver on one occasion shall not be deemed to be a waiver of the same or any other term or condition on a future occasion. This Agreement may be modified or amended only by a writing duly executed by an executive officer of the Company and the Reinsurer, respectively.

13.5 No Third Party Beneficiaries. This Agreement constitutes an indemnity reinsurance agreement solely between the Company and the Reinsurer, and is intended solely for the benefit of the parties hereto and their permitted successors and assigns, and it is not the intention of the parties to confer any rights as a third-party beneficiary to this Agreement upon any other Person as to the Transferred Assets or any other term, condition or provision of this Agreement.

13.6 Assignment. This Agreement shall not be assigned by either of the parties hereto without the prior written approval of the other party.

13.7 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CONNECTICUT, WITHOUT REGARD TO ITS CONFLICTS OF LAW DOCTRINE. ALL ISSUES RELATING TO VENUE AND JURISDICTION SHALL BE GOVERNED BY SECTION 11.07 OF THE ASSET PURCHASE AGREEMENT.

13.8 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

13.9 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or if determined by a court of competent jurisdiction to be unenforceable, and if the rights or obligations of the Company or the Reinsurer under this Agreement will not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

13.10 Schedules, Exhibits and Paragraph Headings. Schedules and Exhibits attached hereto are made a part of this Agreement. Paragraph headings are provided for reference purposes only and are not made a part of this Agreement.

13.11 Expenses. Except as explicitly provided to the contrary herein or in the Asset Purchase Agreement, each party shall be solely responsible for all expenses it incurs in connection with this Agreement or in consummating the transactions contemplated hereby or performing the obligations imposed hereby, including, without limitation, the cost of its attorneys, accountants and other professional advisors.

13.12 No Prejudice. The parties agree that this Agreement has been jointly negotiated and drafted by the parties hereto and that the terms hereof shall not be construed in favor of or against any party on account of its participation in such negotiations and drafting.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective this ____ day of _______, 1998.

AETNA LIFE INSURANCE AND ANNUITY COMPANY
By:	/s/ Catherine H. Smith
Name:	Catherine H. Smith
Title:	Chief Financial Officer

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed effective this 1st day of October, 1998.

AETNA LIFE INSURANCE AND ANNUITY COMPANY
By:
Name:
Title:

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
By:	/s/ Keith J. Ryan
Name:	Keith J. Ryan
Title:	Senior Vice President and Chief Financial Officer

EXHIBIT A

Recapture Fee

The amount of the Recapture Fee shall be determined in accordance with the formula set forth below by Tillinghast-Towers Perrin ("Tillinghast"), or such other nationally recognized actuarial consulting firm as may be agreed by the Reinsurer and the Company and which shall not be affiliated with either the Reinsurer or the Company. Tillinghast shall determine the amount of the Recapture Fee, unless the Reinsurer and the Company reach an agreement in writing on the use of another actuarial firm within 30 Business Days of the delivery of an Election Notice electing recapture. The actuarial firm selected to calculate the amount of the Recapture Fee is referred to hereinafter as the "Actuary."

The Recapture Fee shall be equal to (a) + (b) - (c), where (a) is the Required Balance (as defined in the Asset Purchase Agreement and the Coinsurance Agreement to which this Exhibit is attached) as of the date on which the recapture is consummated (the "Recapture Date"), (b) is the amount of the Penalty Fee as determined below and (c) is the amount of the Ceding Commission as determined below.

Penalty Fee. The Penalty Fee shall consist of 105 percent of (a) the incremental, onetime fee (estimated by the Actuary if necessary) of a third-party administrator (to be selected by the Company in its sole discretion) charged by such administrator in connection with assuming responsibility for all the administrative services to be provided under the Administrative Services Agreement for the Policies, Post-Closing Policies and Separate Accounts subject to recapture (the "Recaptured Business"), plus (b) the fees and costs (estimated by the Actuary if necessary) of the Actuary for its work in calculating the Recapture Fee and of any attorneys or other outside consultants advising the Company in connection with the recapture.

Ceding Commission. The Ceding Commission shall be equal to the Appraisal Value of the Recaptured Business as of the Recapture Date, adjusted for Taxes as provided below.

Appraisal Value. The Appraisal Value of the Recaptured Business shall be equal to the present value (calculated at a 13.5 percent interest rate) as of the Recapture Date of the following values for the Recaptured Business: (a) After Tax Statutory Profits, plus (b) After Tax Interest on Required Surplus, minus or plus (c) the Increase or Decrease in Required Surplus, minus (d) the Required Surplus as of the Recapture Date.

For these purposes, Required Surplus shall be calculated on the assumption that Total Adjusted Capital to Company Action Level RBC, in each case with respect to the Recaptured Business, shall be 200 percent (Both Total Adjusted Capital and Company Action Level RBC shall be determined as provided in the Risk-Based Capital (RBC) Model Act or the NAIC's rules with respect thereto in effect as of the Recapture Date). In fixing the other values required by the above formula, the Actuary shall use its best estimates of future mortality, earned and credited interest rates, lapses and surrenders, premium persistency, producer compensation, other taxes, licenses and fees; provided, however, that the Actuary shall assume that the unit cost of providing administrative services for the Recaptured Business shall increase by three percent per year over the estimated cost of such services for the twelve months immediately following the Recapture Date.

Tax Adjustments. The Ceding Commission shall be calculated net of any Federal or state income Tax credits and charges incurred by the Company as a result of the recapture of the Recaptured Business.

If the Tax adjustments contemplated by the preceding paragraph were made pursuant to the Code provisions in effect as of the Closing, the Company would realize a Tax credit for (a) the Ceding Commission adjusted for the difference between statutory and Tax reserves and (b) the present value of the Tax charge for the DAC Taxes (determined under Section 848 of the Code) generated by the recapture. The present value of the DAC Tax charge shall be calculated at a 13.5 percent interest rate and shall take into account the amount and timing of anticipated Tax deductions attributable to amortization of specified policy acquisition costs pursuant to Section 848 of the Code. The Ceding Commission would equal the Appraisal Value net of such credits and charges.

In the event that the Code is amended prior to a Recapture Date, the Actuary shall make the appropriate adjustment (if any) to the calculations set forth in the preceding paragraph in order to preserve the parties' intent that the Ceding Commission be calculated net of any Federal or state income tax credits as a result of the recapture.

EXHIBIT C

Closing Date Liabilities

AETNA LIFE INSURANCE AND ANNUITY COMPANY

ALIAC's Closing Date Liabilities shall consist of all liabilities listed below with re to the Policies issued by ALIAC, determined as of 11:59 p.m. Eastern Time on the day immediately preceding the Effective Date in accordance with Connecticut SAP.

Liabilities with Respect to Policies and Post-Closing Policies

Aggregate Reserves for Life Policies

Policy and Contract Claims

Premiums Received in Advance

Liability for Premium and Other Fund Deposits Cost of Collection

Separate Account Liabilities

EXHIBIT D

Required Balance

AETNA LIFE INSURANCE AND ANNUITY COMPANY

The Required Balance with respect to the Policies and Post-Closing Policies issued by ALIAC as of any date shall be computed as the excess of (a) all liabilities listed below with respect to such Policies and Post-Closing Policies, determined under Connecticut SAP as of such date, over (b) the aggregate amount of the policy loans (including accrued interest thereon) under such Policies and Post-Closing Policies, determined under Connecticut SAP as of such date.

Liabilities with Respect to Policies and Post-Closing Policies

Aggregate Reserves for Life Policies

Policy and Contract Claims

Premiums Received in Advance

Liability for Premium and Other Fund Deposits Cost of Collection

Separate Account Liabilities